Exhibit 16.1

LETTER FROM FORMER INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549-6010

Dear Ladies and Gentlemen:

We are the former independent registered public accounting firm for WindTamer Corporation (the "Company").  We have read the Company's disclosure set forth under the heading "Changes in Registrant's Certifying Accountant" in the Company's Amendment No. 9 to the Registration Statement on Form S-1/A, filed on October 21, 2009 (File No. 333-157304) and are in agreement with the disclosure insofar as it pertains to our firm.

/s/ Rotenberg & Co., LLP

Rochester, New York
  October 21, 2009